Exhibit 99.1

FOR RELEASE: 2009-07-10

The New General Motors Company Launches Today

New GM to Focus on Customers, Cars and Culture

•	GM gets back to the business of building great cars and trucks, serving customer needs

•	New company created from GM’s strongest assets

•	Four core brands backed by the nation’s largest and strongest dealer network

•	Streamlined organization on a global basis for faster decisions, sharper focus on the customer

•	Commitment to open communications

DETROIT - The new General Motors Company began operations today with a new corporate structure, a stronger balance sheet, and a renewed commitment to make the customer the center of everything the new GM does.

“Today marks a new beginning for General Motors, one that will allow every employee, including me, to get back to the business of designing, building and selling great cars and trucks and serving the needs of our customers,” said Fritz Henderson, president and CEO. “We are deeply appreciative for the support we have received during this historic transformation, and we will work hard to repay this trust by building a successful new General Motors.”

Created from the old GM’s strongest operations in an asset sale approved by the bankruptcy court on July 5, the new GM is built on:

•	Four core brands in the U.S. and the largest, strongest dealer network in the country,

•	A fresh lineup of Chevrolet, Cadillac, Buick and GMC cars, trucks and crossovers, each with leading-edge designs and technologies that matter to both consumers and the environment,

•	A competitive cost structure, a cleaner balance sheet, and a stronger liquidity position that will enable GM to invest in new products, key technologies, and its future,

•	A winning culture focused on customers and products.

“One thing we have learned from the last 100 days is that GM can move quickly and decisively,” said Henderson. “Today, we take the intensity, decisiveness and speed of the past several months and transfer it from the triage of the bankruptcy process to the creation and operation of a new General Motors.

“Business as usual is over at GM,” said Henderson. “Today starts a new era for General Motors and everyone associated with the company. Going forward, the new General Motors is fully committed to listening to customers, responding to consumer and market trends, and empowering the people closest to the customer to make the decisions. Our goal is to build more of the cars, trucks, and crossovers that customers want, and to get them to market faster than ever before.”

Committed to great cars and trucks

The new General Motors launches with a clear and simple vision - to design, build and sell the best vehicles in the world.

“A successful auto company needs to focus on both the cost and the revenue sides of the business,” said Henderson. “Success on the revenue side means building the stylish, high-quality, fuel-efficient vehicles that customers want - and getting them to market fast.”

Despite the recent downturn, GM has maintained its cadence of strong new products. In the U.S., for example, the Chevy Camaro has surged past its rivals to lead its segment, while the new Chevy Equinox, Cadillac SRX, and Buick LaCrosse are earning strong initial reviews. Later this year, the Cadillac CTS Sport Wagon and GMC Terrain debut, followed next year by the Chevy Volt, Chevy Cruze and Cadillac CTS Coupe.

This emphasis on great new products is also reflected in the Chevy Agile now launching in Latin America, in the Chevy Cruze and Buick Excelle in Asia Pacific, and in the new Opel Astra in Europe.

Just last month, GM announced its intention to build a new small car at a plant in Orion Township, Michigan, which will add to GM’s growing portfolio of fuel-efficient cars and restore approximately 1,400 jobs.

GM also has moved aggressively to develop a full range of energy-saving technologies, including advanced internal combustion engines, biofuels, fuel cells, and hybrids. The company is also a leader in the development of extended-range electric vehicles, with its first model, the Chevy Volt, currently undergoing road testing and scheduled to launch in 2010. The new GM is also taking steps to make advanced battery development a core competency, and expects to make additional announcements on this matter late this summer.

“The success of our recent launches and the exciting new vehicles and technologies we have in the pipeline are evidence of our ongoing commitment to excel at everything we do,” said Henderson. “Our goal is to make each and every General Motors car, truck and crossover the best-in-class.”

Stronger brands and dealers

As part of its reinvention, the new GM has also focused its resources on four core brands and a stronger, more effective dealer network.

General Motors’ core brands - Chevrolet, Cadillac, Buick and GMC - will have a total of just 34 U.S. nameplates by 2010. This emphasis on fewer, better entries will enable the new GM to put more resources into each nameplate, resulting in better products and stronger marketing.

In May, the company accelerated its dealer consolidation efforts, with the goal of reducing the number of GM dealers in the U.S. from 6,000 this spring to approximately 3,600 by the end of next year. Even so, GM will still have the largest dealer network in the U.S. and GM dealers have committed to continue to improve the total customer experience for GM customers.

“We’re also working on new ways to make car buying more convenient for our customers, including an innovative new partnership with eBay in California to revolutionize how people buy vehicles online,” Henderson said. “Customers will be able to bid on actual vehicles just like they do in an eBay auction, including the option of choosing a predetermined ‘buy it now’ price. We’ll be testing this and other ideas with our dealers over the next few weeks, and hope to expand and build upon them in the coming months. In all cases, our goal is to make the shopping and buying process as easy as possible for GM customers - on their time and their terms. Stay tuned.”

A pledge to regain trust and confidence

General Motors Company is primarily owned by the governments of the United States, Canada and Ontario, and by a trust fund providing medical benefits to UAW retirees. Specifically, common stock will be owned by:

•	U.S. Department of the Treasury: 60.8 percent

•	UAW Retiree Medical Benefits Trust: 17.5 percent

•	Canada and Ontario governments: 11.7 percent

•	The old GM: 10 percent

“We are very appreciative of the support provided by the stakeholders through the transformation process. Though General Motors Company will not initially be publicly traded, we will be transparent in our financial and other reporting to further strengthen trust and confidence,” said Henderson. “We expect to take the company public again as soon as practical, starting next year, and to repay our government loans as soon as possible. We are required to pay off the loans by 2015, but our goal is to repay them much sooner.”

Stronger balance sheet

General Motors Company launches with a strong balance sheet, a competitive cost structure, and a strong cash position, enabling it to compete more effectively with both its U.S. and foreign-based competitors here in the U.S., and to continue its strong presence in growing global markets.

The new company acquired old GM’s strongest operations and will have a competitive operating cost structure, partly as a result of recent agreements with the United Auto Workers (UAW) and Canadian Auto Workers (CAW).

In the U.S., the new GM will be a far leaner company. By the end of 2010, the company will operate 34 assembly, powertrain, and stamping plants, down from 47 in 2008, and capacity utilization is expected to reach 100 percent during 2011. Overall U.S. employment will decline from about 91,000 at the end of 2008 to about 64,000 at the end of this year, creating a company sized to respond quickly to changes in the market, while still retaining the global scope necessary to develop world-class products and technologies.

The new GM will begin with a much stronger balance sheet, including U.S. debt of approximately $11 billion, which excludes preferred stock of $9 billion, and could change under fresh-start accounting. In total, obligations have been reduced by more than $40 billion, representing mostly unsecured debt and the VEBA trust fund that provides medical benefits to UAW retirees. The stronger balance sheet and lower break-even point will allow the new GM to reduce its risk, operate profitably at much lower volume levels, and reinvest in the business in the key areas of advanced technology and product development.

GM’s subsidiaries outside the United States were acquired by the new company and are expected to continue to operate normally without any interruption.

A new way of doing business

With the launch of the new General Motors, company leaders will work to change the culture of the company, making the speed and decisiveness that GM demonstrated over the past several months the new way of doing business, and adding an intensified focus on the customer.

Edward E. Whitacre, Jr., who oversaw the creation of the new AT&T, will serve as chairman of a GM board with a number of new directors. Henderson will continue as president and chief executive officer, working closely with Whitacre. He also will take responsibility for GM’s operations in North America, eliminating the GM North America president position.

To speed day-to-day decision-making, two senior leadership forums, the Automotive Strategy Board and Automotive Product Board, will be replaced by a single, smaller executive committee, which will meet more frequently and focus on business results, products, brands, and customers.

Bob Lutz has agreed to join the new GM as vice chairman responsible for all creative elements of products and customer relationships. Lutz and Tom Stephens, vice chairman, product development, will work together as a team, partnering with Ed Welburn, vice president of design, to guide all creative aspects of design. GM’s brands, marketing, advertising, and communications will report to Lutz for consistent messaging and results. He will report to Henderson, and be part of the newly formed executive committee.

“I am pleased to announce that we are ‘unretiring’ Bob Lutz so he can fill this important position in the new GM,” said Henderson. “He has a proven track record of unleashing creativity in the design and development of GM cars and trucks. This new role allows him to take that passion a step further, applying it to other parts of GM that connect directly with customers.”

General Motors will also end its regional operating structure, moving decisions closer to the customer. This eliminates the regional president positions and the regional strategy boards. Nick Reilly will be named executive vice president of GM International Operations (GMIO) which will be based in Shanghai.

GM is also removing layers of management - reducing the number of U.S. executives by 35 percent and overall U.S. salaried employment by 20 percent by the end of this year - flattening the organization and speeding decision making.

Additional details of the new structure and leadership moves will be communicated later this month, said Henderson. “These and other actions will simplify our organizational structure and reduce the level of bureaucracy that, in the past, has prevented GM from moving faster.”

More direct communications

Henderson also announced initiatives to open more direct communications between customers and GM employees at every level. “Beginning next week, we will launch a ‘Tell Fritz’ website where customers, or anyone else, can share ideas, concerns, and suggestions directly with senior management. I will personally review and respond to some of these communications every day.”

Henderson and other General Motors leaders will go on the road regularly to meet with consumers and others with a stake in the new GM. “In August, we’ll begin regular visits with customers, dealers, suppliers, employees and others - in the U.S. and abroad - who impact our relationships with customers. We’ll be listening to their ideas, and acting on the ones that will improve our ability to serve our customers better. And of course, other executives and I will continue to reach out to customers through our ongoing web and Twitter chats.

“Today we launch the new General Motors, and our promise is simple. We will be profitable, we will repay our loans as soon as possible, and our cars and trucks will be among the best in the world,” said Henderson. “We recognize that we’ve been given a rare second chance at GM, and we are very grateful for that. And we appreciate the fact that we now have the tools to get the job done.

“To our current customers, we appreciate the confidence that you have placed in us, and going forward, we’ll offer you nothing less than great cars, trucks and crossovers, with unmatched customer service. To those who have supported us through this challenging time, we are deeply grateful,” said Henderson. “And to those who have never tried a GM vehicle - or who have tried one and been disappointed - we look forward to the chance to win your business and earn your trust.”

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About General Motors: General Motors Company, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 235,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors Company acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors Company can be found at www.gm.com.

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